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                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                            OASIS SEMICONDUCTOR, INC.
                          PURSUANT TO SECTION 242 & 245

John J. Koger and William H. Wrean, Jr. hereby certify that:

     1. The present name of the corporation is Oasis Semiconductor, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 7, 1995.

     2. They are the duly elected and acting President and Secretary, respectively, of Oasis Semiconductor, Inc.

     3. The Certificate of Incorporation of Oasis Semiconductor, Inc. is hereby amended and restated to read as follows:

                                       I.

     The name of the corporation is Oasis Semiconductor, Inc. (the "Corporation" or the "Company").

                                       II.

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is seventeen million three hundred sixty one thousand one hundred (17,361,100) shares, sixteen million (16,000,000) shares of which shall be Common Stock (the "Common Stock") and one million three hundred sixty one thousand one hundred (1,361,100) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($.001) per share.

     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

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     C.   Three hundred ninety-seven thousand three hundred eighty (397,380) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock," One hundred eighty-eight thousand sixty (188,060) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock," One hundred six thousand two hundred eighty eight (106,288) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" and six hundred sixty nine thousand three hundred seventy two (669,372) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock," (the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall collectively be called the "Series Preferred"). Any remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A or B Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1. DIVIDEND RIGHTS. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1 shall not, however, apply to (i) a dividend payable in Common Stock, or (ii) the acquisition of shares of any stock of the Company that is junior in preference to the Series Preferred (the "Junior Stock") in exchange for shares of any other Junior Stock.

          2.   VOTING RIGHTS.

               (a) GENERAL RIGHTS. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. At all elections of directors, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except

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for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit, and to one vote for each share upon all other matters.

               (b) SEPARATE VOTE OF SERIES PREFERRED. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding Series Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series Preferred;

                    (ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                    (iii) Any redemption, repurchase, payment of dividends or other distribution with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

          3.   LIQUIDATION RIGHTS.

               (a) In the event of any liquidation, dissolution or winding up of the Company and until all preferential amounts owed to them under this subsection (a) have been paid, the holders of Series Preferred shall be entitled to receive, prior and in preference to any distribution of any asset or property of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.7864 per share for each share of Series A Preferred Stock, $1.9275 per share for each share of Series B Preferred Stock, $10.43 per share for each share of Series C Preferred Stock and $2.465 per share for each share of Series D Preferred Stock then held by them, plus an amount equal to all declared but unpaid dividends, if any, as of the liquidation date, on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then held by them (each as adjusted for stock splits, combinations and similar events with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock).

               (b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

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               (c)  The following is an exclusive list of events which shall be considered a liquidation under this Section 3:

                    (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); or

                    (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer"); or

                    (iii) a liquidation, dissolution or winding up of the Company.

               (d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in Section 3(a), then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (e) In the event of a liquidation, the Board of Directors shall, in good faith and with reasonable judgment, determine the value of the non-cash assets, if any, of the Company.

          4.   CONVERSION RIGHTS.

               The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

               (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

               (b) SERIES PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Deemed Issue Price of the Series A Preferred Stock by the "Series A Conversion Price," as defined in Section 4(c). The Deemed Issue Price of the Series A Preferred Stock shall be $0.7864. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Deemed Issue Price of the Series B Preferred Stock by the "Series B Conversion Price," as defined in Section 4(c). The Deemed Issue Price of the Series B Preferred

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Stock shall be $1.9275. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Deemed Issue Price of the Series C Preferred Stock by the "Series C Conversion Price," as defined in Section 4(c). The Deemed Issue Price of the Series C Preferred Stock shall be $10.43. The conversion rate in effect at any time for conversion of the Series D Preferred Stock (the
"Series D Conversion Rate", and, together with the Series A Conversion Rate, the Series B Conversion Rate and the Series C Conversion Rate, the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the Deemed Issue Price of the Series D Preferred Stock by the "Series D Conversion Price," as defined in Section 4(c). The Deemed Issue Price of the Series D Preferred shall be $2.465.

               (c) SERIES PREFERRED CONVERSION PRICE. The conversion price for the Series A Preferred Stock shall initially be $0.07864 (the "Series A Conversion Price"). The conversion price for the Series B Preferred Stock shall initially be $0.19275 (the "Series B Conversion Price"). The conversion price for the Series C Preferred Stock shall initially be $1.043 (the "Series C Conversion Price"). The conversion price for the Series D Preferred shall initially be the Deemed Issue Price of the Series D Preferred (the "Series D Conversion Price", which together with the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price are called, individually the "Series Preferred Conversion Price" and collectively, the "Series Preferred Conversion Prices"). Such Series Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price with respect to each Series of Preferred Stock, as so adjusted.

               (d) MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date of filing of this Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State (the "Original Filing Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock or combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the subdivision or combination shall be

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multiplied by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the subdivision or combination, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately after such subdivision or combination. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

               (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

               (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the

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number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (i) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Filing Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               (j)  SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

                    (i) If at any time or from time to time after the Original Filing Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as defined in subsection j(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than as a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection j(iv) below) less than the then-effective Series Preferred Conversion Price, then and in each such case the then-existing Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection j(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date and (C) the number of shares of Common Stock issuable upon the exercise of outstanding options that are vested on the day immediately preceding the given date.

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                    (ii)   For the purpose of making any adjustment required
under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection j(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii)  For the purpose of the adjustment required under this
Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED, that if, in the case of Convertible Securities, the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights,

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options or Convertible Securities shall be readjusted to the Series Preferred
Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

                    (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series Preferred; and (B) up to 2,469,140 shares of Common Stock issued pursuant to options (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) granted to JetFax, Inc. or to employees, officers or directors of, consultants or advisors to, the Company pursuant to the 1995 Stock Option Plan and the 1997 Stock Option Plan. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

               (k) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

               (l) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any

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voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               (m)  AUTOMATIC CONVERSION.

                    (i) Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for that Series, (A) with respect to the Series A Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series A Preferred, voting separately from all other Series of Preferred Stock, with respect to the Series B Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series B Preferred, voting separately from all other Series of Preferred Stock, with respect to the Series C Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series C Preferred, voting separately from all other Series of Preferred Stock, and with respect to the Series D Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series D Preferred, voting separately from all other Series of Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) as to each Series of the Preferred Stock, the per share price is at least five (5) times the Deemed Issue Price with respect to that Series of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii) Upon the occurrence of either of the events specified in paragraph (m)(i) above, the outstanding shares of the effected Series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holders promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

               (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

               (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (p)  NOTICES. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               (q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

               (r) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series Preferred as required under Section 2(b), the Company shall not amend its Second Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

                                       V.

     B. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     C. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       VI.

     Each Person who is or was or had agreed to become a director or officer of the Corporation or who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including without limitation any employee benefit plan or any trust associated therewith), shall be indemnified by the Corporation to the full extent permitted from time to time by the Delaware General Corporation Law or any other applicable laws as presently or hereafter in effect. This Article VI shall inure the to the benefit of each such Person and his or her heirs, executors, administrators and estate. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provided indemnification greater or different than that provided in this Article VI. Neither the amendment nor repeal of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption.

                                      VII.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     D. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     E. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws by a vote of at least two-thirds (2/3) of the directors; PROVIDED, HOWEVER, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, PROVIDED FURTHER, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     F. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                      VIII.

     Any action required or permitted by the Delaware General Corporation Law to be taken at any annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, with prior notice as provided in this Article VIII but without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

     Prior notice of the taking of any action by consent under this Article shall be given either by (a) two days' prior written notice sent prepaid by a nationally known overnight courier or regular mail service to each stockholder's address of record or (b) by actual oral notice given to each stockholder. The written notice specified in (a) above shall contain a copy of the proposed text of the written consent and the oral notice specified in (b) shall recite the proposed text of the proposed text of the written consent.

     Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Article to the Corporation, written consents signed by a sufficient number of stockholders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. The earliest dated consent shall not be dated prior to the expiration of the prior notice period sent forth in the preceding paragraph of this Article.

     Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate under any section of the Delaware General Corporation Law other than Section 228 thereof, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such other section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the Delaware General Corporation Law, and that written notice has been given as provided in such Section 228.

                                       IX.

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     * * * *

     4. This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     5. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. Written consent of the stockholders has been given in accordance with Section 228 of the Delaware General Corporation Law, and written notice of that consent has been given as provided in such Section 228.

     IN WITNESS WHEREOF, Oasis Semiconductor, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary in Burlington, Massachusetts this 28th day of June, 2001.

                                   OASIS SEMICONDUCTOR, INC.


                                   By:  /s/ John J. Koger
                                        -----------------
                                        President

ATTEST:

By:  /s/ William H. Wrean Jr.
  ---------------------------
     Secretary

                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            OASIS SEMICONDUCTOR, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

     Oasis Semiconductor, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Laws of the State of Delaware, does hereby certify as follows:

     At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly adopted said amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. Said amendments have been duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendments is as follows:

     RESOLVED: That the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") be further amended as follows:

     (1) Section D(4)(j)(iv) of Article IV of the Certificate of Incorporation is deleted in its entirety and the following is inserted in lieu thereof:

          "(iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(j), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued or issuable upon conversion of the Series Preferred and (B) shares of Common Stock issued or issuable (I) pursuant to options granted to JetFax, Inc., (II) pursuant to options granted under the 1995 Stock Option Plan or the 1997 Stock Option Plan, as such plans may be amended from time to time, or (III) pursuant to options or warrants approved by a majority of the Board of Directors in connection with loan transaction or other debt or equity financing. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock."

     (2) Section D(4)(m)(i) of Article IV of the Certificate of Incorporation is deleted in its entirety and the following is inserted in lieu thereof:

          (i) "Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price for that Series, (A) with respect to the Series A Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series A Preferred, voting separately from all other Series of Preferred Stock, with respect to the Series B Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series B Preferred, voting separately from all other Series of Preferred Stock, with respect to the Series C Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series C Preferred, voting separately from all other Series of Preferred Stock, with respect to the Series D Preferred, at any time upon the Company's receipt of written notice evidencing the affirmative election of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series D Preferred, voting separately from all other Series of Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000 (a "Qualified Public Offering"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of
Section 4(d)."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 16th day of March, 2004.


                                    OASIS SEMICONDUCTOR, INC.


                                    By: /s/ William H. Wrean Jr.
                                        --------------------------
                                    Name: William H. Wrean Jr.
                                    Title: Treasurer and Secretary

                                      - 3 -